Exhibit 99.1

October 21, 2020

Liberty TripAdvisor Holdings, Inc. Announces Virtual Investor Meeting

ENGLEWOOD, Colo.--(BUSINESS WIRE)-- Liberty TripAdvisor Holdings, Inc. (“Liberty TripAdvisor”) (Nasdaq: LTRPA, LTRPB) will be holding its annual Investor Meeting on Thursday, November 19, 2020, which will occur immediately following the annual Investor Meeting of Liberty Media Corporation (“Liberty Media”). Presentations will begin at approximately 9:00am M.T. and Liberty TripAdvisor’s annual Investor Meeting is estimated to begin at approximately 10:40am E.S.T. The annual Investor Meeting will be held virtually and is open to shareholders, research analysts and press. Registration information is available on the Liberty TripAdvisor website and at https://meetingtomorrow.com/event/2020libertyinvestormeeting/. During its annual Investor Meeting, observations may be made regarding Liberty TripAdvisor’s financial performance and outlook.

After the presentations, Greg Maffei, Chairman, President and Chief Executive Officer of Liberty TripAdvisor, will host a Q&A session. Stockholders will be able to submit questions in advance of the Q&A session. To submit a question, please email investorday@libertymedia.com with the subject “Investor Day Question” by 5:00 p.m. M.S.T. on Friday, November 13, 2020.

An archive of the webcast of the Investor Meeting will also be available on http://libertytripadvisorholdings.com/events for one year after appropriate filings have been made with the SEC.

Companies presenting at the annual Investor Meetings include:

●	Liberty Media
o	Sirius XM Holdings Inc.
o	Formula 1
o	Live Nation Entertainment, Inc.
o	Atlanta Braves
●	Liberty TripAdvisor
o	Tripadvisor, Inc.

About Liberty TripAdvisor Holdings, Inc.

Liberty TripAdvisor Holdings, Inc. (Nasdaq: LTRPA, LTRPB) consists of its subsidiary Tripadvisor. Tripadvisor is the world's largest travel platform, aggregating reviews and opinions from its community of travelers about accommodations, restaurants, experiences, airlines and cruises throughout the world.

Liberty TripAdvisor Holdings, Inc.
Courtnee Chun, 720-875-5420

Source: Liberty TripAdvisor Holdings, Inc.